Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated March 1, 2011 (except for the disclosure of earnings per share as described in Note 23, as to which the date is April 26, 2011) in Amendment No. 2 to the Registration Statement (Form S-1 No. 333-173721) and related Prospectus of Aleris Corporation (formerly known as Aleris Holding Company) for the registration of its common stock.

/s/ Ernst & Young LLP

Cleveland, Ohio

June 7, 2011